technical data logo                                    ARCO CHEMICAL COMPANY
                                                       3801 WEST CHESTER PIKE
                                                       NEWTOWN SQUARE, PA  19073
                                                       215-359-2000
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                         NMP-T / Ester Graffiti Removers
                         -------------------------------

                        High Performance and Flash Point
                        --------------------------------


          NMP-T            Graffiti Removal Score    Overall     SETA Flash
          Co-Solvent         Black       Silver       Score      (Degrees F)
          ----------         -----       ------       -----      -----------

          DPMA                5.0          5.0        10.0           182
          Methyl Soyate       5.0          5.0        10.0           204
          DBE                 5.0          5.0        10.0           182

          Aromatic 150        5.0          5.0        10.0           133
          IPA                 5.0          5.0        10.0            80
          Terpene             4.9          5.0         9.9           140
          PC                  5.0          2.0         7.0           178
          PG                  5.0          0.0         5.0           206


Test Method:          We sprayed  silver and black  Krylon(R)paint  on  aluminum panels coated with a white,  2-part epoxy polyamide paint.
                      The spray paint was allowed to dry 1 hour and the panels were then treated with the NMP-T/solvent blends listed above. All the formulations contained 26 wt % NMP-T, 2% surfactant, 1.5% thickener, 0.5% antioxidant, and the cosolvent. The solutions were left on the panels 5 minutes and rinsed with water. Each formulation was given a graffiti removal score from 0 to 5 for each paint, with 5 indicating complete removal.

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                                                                     August 1994

The information in this bulletin is believed to be accurate and current as of the date of this publication. It is the sole responsibility of the customer to determine whether the product is appropriate and suitable for customer's specific use. The applicable Material Safety Data Sheet and Product Storage and Handling Practices Guide should be reviewed by customer before handling the ARCO Chemical product. ARCO Chemical disclaims any liability against infringement of any patent of customer's use of any of ARCO Chemical Company products in combination with other materials or in any process.
                                                                   ARCO Chemical
EXHIBIT 13

                       Graffiti Removal with NMP-T Blends

              Effect of the Diluent on Performance and Flammability



Substrate: Epoxy-polyamide painted panels.
Graffiti: Krylon black and silver spray paints.


          NMP-T           Paint Removal Score     Overall     SETA Flash
          Diluent         Black       Silver       Score        Blend F

          Methyl Soyate    5.0          5.0        10.0           204
          DPMA             5.0          5.0        10.0           182
          DBE              5.0          5.0        10.0           182

          Aromatic 150     5.0          5.0        10.0           133
          IPA              5.0          5.0        10.0            80
          Glidsol 180      4.9          5.0         9.9           140
          PC               5.0          2.0         7.0           178
          PG               5.0          0.0         5.0           206


Test Method:          We sprayed 4x8 in.  aluminum  panels  coated with a white,
                      2-part epoxy polyamide paint. The paints were allowed to dry for 1 hour and the panels were then treated with the NMP/solvent (25/69) blend also containing 2% Triton -100 surfactant,  2% sodium  borohydride  preservative,  and 1%
                      Klucel-H thickener. We left the blends on the panels for 5 minutes, then rinsed them with water. We then noted the removal score for each paint with 5 = total removal and 0
                      = no paint removed. The overall score is the sum of the two scores.


The information in this bulletin is believed to be accurate and current as of the date of this publication. It is the sole responsibility of the customer to determine whether the product is appropriate and suitable for customer's specific use. The applicable Material Safety Data Sheet and Product Storage and Handling Practices Guide should be reviewed by customer before handling the ARCO Chemical product. ARCO Chemical disclaims any liability against infringement of any patent of customer's use of any of ARCO Chemical Company products in combination with other materials or in any process.

ARCO Chemical Company                                               800-321-7000

                         Permanent Ink Graffiti Removal

                             NMP / Solvent Synergies



                  Graffiti             Ink Removal Score         Average Score
                  Remover        Green   Blue    Black     Red      Score

                  NMP/DPMA        3.0     5.0     4.5      3.0       3.9
                  NMP/SoyClean    3.0     4.5     4.0      3.0       3.6

                  NMP-T           3.0     5.0     2.0      3.0       3.3
                  NMP/PC          2.0     5.0     3.0      3.0       3.3
                  NMP/PG          2.0     5.0     3.0      3.0       3.3
                  NMP/GBL         2.0     5.0     3.0      3.0       3.3
                  GBL            2.0      5.0     2.0      3.0       3.0
                  NMP/TPM         1.0     5.0     3.0      1.0       2.5
                  TPM             2.0     4.0     2.0      .0        2.5
                  PC              3.0     3.0     1.0      2.0       2.3
                  Aromatics       3.0     2.0     2.0      1.0       2.0
                  DPMA            1.0     1.0     1.0      1.0       1.0
                  SoyClean        0.0     0.0     0.0      0.0       0.0


Test Method:          We marked  aluminum  panels  coated  with a white,  2-part epoxy polyamide  paint with green,  blue,  black,  and red
                      Sharpie(R)markers.  The ink was  allowed  to dry 5 minutes and the panels  were then  treated  with the  solvents  or blends  listed  above.  All the blends  contained  37 wt %
                      NMP-T,  2% surfactant,  1.5% thickener,  0.5%  antioxidant along  with  cosolvent.  The  solutions  were  left on the
                      panels  1  minute  and  then  rinsed   with  water.   Each
                      formulation was given a graffiti removal score from 0 to 5 for each paint with 5 indicating  complete  removal of the ink.  Residual  ink could be  removed  by  adding  1-2% of caustic or bleach to the formulations.
--------------------------------------------------------------------------------
                                                                     August 1994
The information in this bulletin is believed to be accurate and current as of the date of this publication. It is the sole responsibility of the customer to determine whether the product is appropriate and suitable for customer's specific use. The applicable Material Safety Data Sheet and Product Storage and Handling Practices Guide should be reviewed by customer before handling the ARCO Chemical product. ARCO Chemical disclaims any liability against infringement of any patent of customer's use of any of ARCO Chemical Company products in combination with other materials or in any process.
                                                                   ARCO Chemical

       Information provided as a service by Interchem Environmental, Inc.

                              Environmental Aspects

                        NMP / SOYCLEAN & the Environment
                        --------------------------------


The purpose of this letter is to inform you of the environmental fate of NMP/SOYCLEAN as determined by numerous environmental and toxicological studies over the past 40 years. We hope this will help you make an informed decision on the safe use of NMP/SOYCLEAN in your application.

Because of its exceptional performance, low volatility, and low toxicity, NMP/SOYCLEAN is the leading substitute for methylene chloride and other hazardous solvents in paint strippers, graffiti removers, and other products for consumer and industrial cleanup. EPA lists methylene chloride as a Hazardous Air Pollutant (HAPs List, 1990 Clean Air Act, Section 112) and considers it a probable human carcinogen. Methylene chloride is also highly volatile.

In contrast, NMP/SOYCLEAN is neither carcinogenic nor volatile. It can be used safely and effectively in all its current applications when used with appropriate personal protective equipment. Results from over 80 environmental and toxicological studies demonstrate that NMP/SOYCLEAN:

         * Biodegrades readily in soil, water, and water treatment facilities.

         *Does not volatilize from soil and water, or accumulate in the environment.

         *Has low toxicity for terrestrial and aquatic life.

         *Cannot deplete the ozone layer.

         *Does not contribute significantly to photochemical smog or VOC emissions.

         *Can be easily recycled.

ARCO Chemical, as member of the NMP Producers Group, has submitted all available NMP test data and exposure information to EPA who has approved the use of NMP as an ingredient in agricultural formulations.

            Useful environmental information is provided on the back.

Biodegradation - Extensive testing has shown that NMP/SOYCLEAN biodegrades readily in soil, water, and wastewater treatment plant environments.

Water - Based on standardized  tests, the biochemical oxygen demand after 5 days
(BOD5) was 1,100 mg/l vs a chemical oxygen demand (COD) of 1,600 mg/l. NMP thus meets OECD guidelines for "readily biodegradable" compounds (BOD5 greater than 60% of COD).

In a static River-die-away test designed to simulate the fate of compounds in receiving water, 95% of NMP (initial concentration = 100 ppm) was converted to other products after two weeks and 45$ was converted to CO2 and water, its ultimate biodegradation products.

In a similar test using a semi-continuous system, 92% of the initial NMP concentration (200 ppm or less was converted to water and CO2 within 24 hours. Starting with 1,000 mn/l, unacclimated sludge converted greater than 90% NMP to CO2 and water after a short adaptation phase (3.5 days).

Soil - NMP is expected to be highly mobile in wet soil based on a calculated soil coefficient of 9.6 and its high affinity for water. The half-life of NMP in soils is 4 days in clay, 8.7 days in loam, and 11.5 days in sandy soils.

Water treatment plants - A municipal sewage treatment plant (POTW) has a base capacity to eliminate spontaneously up to 10 mg/I NMP without adaptation. Adaptation to higher NMP concentrations (25 mg/l) is very fast (3 days) and NMP flow can be interrupted for 1 week with no deadaptation.

A plant adapted with 5 mg/l of NMP spontaneously eliminated 40 mg/l and removed greater than 95% of a 500 mg/l NMP overload in two days. NMP did not accumulate in the plant over a 10 week period and did not evaporate from the waste water.

These results demonstrate that NMP/SOYCLEAN is non-toxic to aquatic bacteria and is readily degraded by typical sewage treatment plant organisms.

Aquatic Toxicity - EPA-approved and other standardized tests on fresh water and estuary fish, algae, aquatic bacteria, and invertebrates all indicate that NMP/SOYCLEAN is essentially non-toxic to aquatic life.

LC50 values for 5 types of fresh water fish exceeded 500 mg/l for 96 hr. exposures. LC0 values ranged from 464 mg/l for Golden Orf to 2160 mg/l for salmon.

EC50 values for Daphnia Magna, Algae, and Bacteria were greater than 1000 mg/l (24 hrs.), greater than 500 mg/l (72 hrs.), and greater than 9000 mg/l (48 hrs.) respectively.

Ozone Depletion - NMP/SOYCLEAN does not contain chlorine and, therefore, cannot contribute to stratospheric ozone depletion.

Smog Formation - Because of its low vapor pressure at ambient temperature, high affinity for water, and ready biodegradability, NMP/SOYCLEAN is not expected to contribute significantly to photochemical smog.

VOC Emissions - NMP/SOYCLEAN is a VOC by EPA and California standards (Vapor Pressure @ 20(degree) C = 0.3 mm Hg) but has a very low evaporation rate (0.03 vs n-butyl acetate = 1) compared to most other solvents. At 25(degree) C NMP evaporates orders of magnitude slower than methylene chloride (483 times), acetone (202 times), and toluene (67 times). NMP emissions should be similarly reduced.

Disposal & Recycling - NMP/SOYCLEAN can be recycled using commercially available vacuum distillation equipment or by contacting a qualified equipment or by contacting a qualified recycler. Some municipalities may allow the discharge of small quantities of NMP/SOYCLEAN to their water treatment plants with proper remitting. Please check with your local authorities for regulations specific to your area.

--------------------------------------------------------------------------------
The information in this newsletter is believed to be accurate as of the date of publication. It is the sole responsibility of the customer to determine whether the product is appropriate and suitable for customer's specific use. Interchem makes no warranties, express or implied, regarding the product or any information contained herein.

       Information provided as a service by Interchem Environmental, Inc.

                              Environmental Aspects

                          NMP/SOYCLEAN, Health & Safety
                          -----------------------------

The purpose of this letter is to inform you of the health effects of NMP/SOYCLEAN as determined by numerous toxicological studies over the past 40 years. We hope this will help you make an informed decision on the safe use of NMP/SOYCLEAN in your application.

Because of its exceptional performance and relatively low toxicity, NMP/SOYCLEAN is the leading substitute for methylene chloride in paint strippers, graffiti removers, and other products for consumer and industrial cleanup. NMP/SOYCLEAN can be used safely and effectively in all its current applications when used with appropriate personal protective equipment.

In 1990, the Consumer Product Safety Commission (CSPC) asked EPA to propose additional toxicological testing on NMP because of its growing use as a substitute for methylene chloride in paint strippers. Results from over 50 toxicological studies already demonstrate that NMP/SOYCLEAN in paint. Results from over toxicology studies already demonstrate that NMP/SOYCLEAN:

* Has Low order of toxicity.

* Is rapidly excreted following exposure.

* Does not cause mutations in-vitro tests.

* Does not cause cancer in rats by inhalation or mice by injection.

* Does not cause reproductive or developmental effects at doses reached by occasional or repeated use of NMP/SOYCLEAN-based paint strippers and cleaners.

ARCO Chemical, as a member of the NMP Producers Group, has submitted all available NMP test data and exposure information to EPA and has been conducting additional studies to support the extensive health, safety, and environmental data already available.

          Useful health and safety information is provided on the back.

Oral Toxicity - The oral toxicity of NMP has been studied in various species. Rats fed up to 3 ml/kg of NMP in a single dose had zero mortality. LD50S ranged from 3.5 to 7.9 g/kg, depending on the species. EPA considers compounds with LD50S in the 0.5 g/kg range to be slightly toxic and above 5 g/kg to be essentially non-toxic.

No significant changes were observed in 90-day feeding studies at doses up to 100 mg/kg/day, well above the industry-recommended occupational exposure limit of 26 mg/kg/day.

Skin & Eye Hazards - NMP is readily absorbed through the skin and exhibits a dermal toxicity range similar to oral toxicity. Exposure without protective gloves can cause reversible dermatitis: Liquid NMP is a moderate to severe eye irritant but is not expected to cause permanent eye damage. Butyl rubber gloves offer excellent dermal protection from NMP, and safety goggles provide sufficient eye protection from splashes at ambient temperature.

Dermal exposure LD50S ranged from 5 to 10 g/kg in rats, 4-8 g/kg in rabbits with intact skin, and 2-4 g/kg in rabbits with abraded skin. Test animals whose skin was exposed repeatedly to NMP showed only local irritation at sub-lethal doses. This shows that NMP is slightly to essentially non-toxic dermally, again by EPA standards.

Inhalation Hazards - NMP/SOYCLEAN has a low vapor pressure and does not pose an inhalation hazard unless heated or sprayed. A dusty/mist respirator provides adequate respiratory (but not dermal) protection for spraying at ambient temperatures. We recommend you wear a respirator with organic vapor cartridges if you use NMP/SOYCLEAN above 75 degrees C (167 degrees F) in a poorly ventilated area.

Acute and repeated overexposure studies in laboratory animals show that NMP is a respiratory and eye irritant. Short-term (4-8 hours) overexposure (1255 and 342 ppm, resp.) To NMP by aerosol or saturated vapor inhalation caused only slight eye irritation in rats. NMP has to be heated to 100(degree)C (212(degree)F) in a moisture free atmosphere to reach a saturated vapor level of 342 ppm.

Long-term (4 weeks, 5 days a week, 6 hours a day) overexposure to NMP by aerosol-vapor inhalation caused temporary signs of lethargy and irregular respiration in rats at levels up to and including 125 ppm, the saturated vapor concentration at 78(degree)C (172(degree) F.) No permanent clinical changes were observed.

Carcinogenicity and Mutagenicity - NMP did not cause cancer by inhalation in rats or injection in mice over periods of two years and 17 months, respectively.

NMP was found to be non-mutagenic by a battery of in vitro mutagenicity tests, including the Ames Salmonella/Microsome assay, the CHO/HGPRT Forward Mutation assay, and the Rat Primary Hepatocyte Unscheduled DNA Synthesis assay.

Reproductive & Developmental Toxicity - Rat fertility or development was not affected at doses up to 160 mg/kg/day orally over two generations. Rat development was not affected by exposure to 237 mg/kg/day dermally throughout gestation.

Decreased pup survival and growth was observed when rats were exposed to 500 mg/kg/day continuously through gestation and lactation. NMP/SOYCLEAN caused cleft palates in rats exposed orally to maternally toxic doses (greater than 1,000 mg/g/day) of NMP throughout gestation.

Based on the published rate of NMP transport through human sin (23 mg/cm2/hr) and the EPA's estimate of manual exposure (420 cm2), a 150-lb person would have to immerse both hands in 40% NMP for over 5 hours to reach an exposure level where no adverse effects were observed in rats (160 mg/kg/day). Skin contact should nonetheless be avoided to prevent irritation and other possible health effects.

Metabolism - Rats exposed to subtoxic doses (5-50 mg/kg) of NMP dermally, orally, and intravenously eliminated between 61% (dermal) and (95%) intravenous) of the dose in the first 24 hours, and retained less than 1% of the dose after 5 days in all cases. The major (greater than 90%) elimination route was via the urine.


--------------------------------------------------------------------------------
The information in this newsletter is believed to be accurate as of the date of publication. It is the sole responsibility of the customer to determine whether the product is appropriate and suitable for customer's specific use. Interchem makes no warranties, express or implied, regarding the product or any information contained herein.